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                                                                DRAFT
                                                                October 25, 1997

                          SUBORDINATED CREDIT AGREEMENT



                          Dated as of October 28, 1997


                                      Among

                       TRANSCOASTAL MARINE SERVICES, INC.
                                  as Borrower,


                      JOINT ENERGY DEVELOPMENT INVESTMENTS,
                               LIMITED PARTNERSHIP
                                    as Agent,

                                       and

                          THE LENDERS SIGNATORY HERETO






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                                TABLE OF CONTENTS


ARTICLE I

         DEFINITIONS AND ACCOUNTING MATTERS

         Section 1.01  Terms Defined Above...................................1
         Section 1.02  Certain Defined Terms.................................1
         Section 1.03  Accounting Terms and Determinations..................13

ARTICLE II

         COMMITMENTS

         Section 2.01  Loans................................................14
         Section 2.02  Borrowings, Continuations and Conversions............14
         Section 2.03  Changes of Commitments...............................15
         Section 2.04  Fees.................................................16
         Section 2.05  Several Obligations..................................16
         Section 2.06  Notes................................................16
         Section 2.07  Prepayments..........................................16
         Section 2.08  Lending Offices......................................17

ARTICLE III

         PAYMENTS OF PRINCIPAL AND INTEREST

         Section 3.01  Repayment of Loans...................................17
         Section 3.02  Interest.............................................17

ARTICLE IV

         PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

         Section 4.01  Payments.............................................18
         Section 4.02  Pro Rata Treatment...................................19
         Section 4.03  Computations.........................................19
         Section 4.04  Non-receipt of Funds by the Agent....................19
         Section 4.05  Set-off; Sharing of Payments, Etc....................19
         Section 4.06  Taxes................................................20

ARTICLE V
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         CAPITAL ADEQUACY

         Section 5.01  Additional Costs.....................................22
         Section 5.02  Limitation on Eurodollar Loans.......................23
         Section 5.03  Illegality...........................................24
         Section 5.04  Base Rate Loans Pursuant to Sections 5.01,
                       5.02 and 5.03........................................24
         Section 5.05  Compensation.........................................24

ARTICLE VI

         CONDITIONS PRECEDENT

         Section 6.01  Initial Funding......................................25
         Section 6.02  Initial and Subsequent Loans.........................26

ARTICLE VII THROUGH ARTICLE XII TO BE SAME AS IN THE SENIOR CREDIT AGREEMENT EXCEPT SECTION 10.01(B) WHICH WILL BE MODIFIED AS ATTACHED



ARTICLE X

         EVENTS OF DEFAULT; REMEDIES

         Section 10.01  Events of Default...................................28


Annex I           - List of Commitments
Exhibit A         - Form of Note
Exhibit B         - Form of Borrowing, Continuation and Conversion Request
Exhibit C         - Form of Compliance Certificate
Exhibit D         - Form of Legal Opinion of _____________________
Exhibit E         - List of Security Instruments
Exhibit F         - Form of Assignment Agreement

Schedule 7.02     - Liabilities
Schedule 7.03     - Litigation
Schedule 7.09     - Taxes
Schedule 7.10     - Titles, etc.
Schedule 7.14     - Subsidiaries and Partnerships
Schedule 7.17     - Environmental Matters
Schedule 7.19     - Insurance
[Schedule 7.__             - Hedging Agreements]
[Schedule 7.__             - Material Agreements]
Schedule 9.01     - Debt


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Schedule 9.02     - Liens
Schedule 9.03     - Investments, Loans and Advances


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                  THIS SUBORDINATED CREDIT AGREEMENT dated as of October ___,
1997 is among: TRANSCOASTAL MARINE SERVICES, INC., a corporation formed under the laws of the State of Delaware (the "Borrower"); each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section
12.06 (individually, together with its successors and assigns, a "Lender" and, collectively, the "Lenders"); and JOINT ENERGY DEVELOPMENT INVESTMENTS, LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware, as agent for the Lenders (in such capacity, the "Agent").

                                 R E C I T A L S

         A. The Borrower has requested that the Lenders provide certain loans to the Borrower; and

         B. The Lenders have agreed to make such loans subject to the terms and conditions of this Agreement.

         C. In consideration of the mutual covenants and agreements herein contained and of the loans and commitments hereinafter referred to, the parties hereto agree as follows:

                                    ARTICLE I

                       DEFINITIONS AND ACCOUNTING MATTERS

                  Section 1.01 Terms Defined Above. As used in this Agreement, the terms "Agent," "Borrower," "Lender" and "Lenders," shall have the meanings indicated above.

                  Section 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

                  "Additional Costs" shall have the meaning assigned such term in Section 5.01(a).

                  "Affected Loans" shall have the meaning assigned such term in Section 5.04.

                  "Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other


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         Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

                  "Agreement" shall mean this Subordinated Credit Agreement, as the same may from time to time be amended or supplemented.

                  "Aggregate Commitments" at any time shall equal the amount calculated in accordance with Section 2.03(a).

                  "Aggregate Maximum Credit Amounts" at any time shall equal the sum of the Maximum Credit Amounts of the Lenders ($15,000,000), as the same may be reduced pursuant to Section 2.03(b).

                  "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

                  "Applicable Margin" shall mean (i) 1/2 of 1% per annum with respect to Base Rate Loans; and (ii) three and three-fourths of one percent (3.75%) per annum with respect to Eurodollar Loans.

                  "Assignment" shall have the meaning assigned such term in
         Section 12.06(b).

                  "Available Amount" shall be the amount determined pursuant to
         Section 2.03(b).

                  "Base Rate" shall mean, with respect to any Base Rate Loan, for any day, the higher of (i) the Federal Funds Rate for any such day plus 1/2 of 1% or (ii) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

                  "Base Rate Loans" shall mean Loans that bear interest at rates based upon the Base Rate.

                  "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in New York, New York and, where such term is used in the definition of "Quarterly Date" or if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.


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                  "Closing Date" shall mean October 28, 1997.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

                  "Commitment" shall mean, for any Lender, its obligation to make Loans up to the lesser of such Lender's Maximum Credit Amount or the Lender's Percentage Share of the amount equal to the then effective Available Amount.

                  "Consolidated Net Income" shall mean with respect to the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets.

                  "Consolidated Subsidiaries" shall mean each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

                  "Debt" shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable


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         (whether contingent or otherwise); (v) all obligations under leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, which are substantially equal to at least eighty percent (80%) of the purchase price of the Property subject to such lease plus interest as an imputed rate of interest; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to deliver goods or services in consideration of advance payments ; (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; and (xiv) all obligations of such Person under Hedging Agreements.

                  "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

                  "Discretionary Amount" at any time shall equal an amount not to exceed $5,000,000.

                  "Dollars" and "$" shall mean lawful money of the United States of America.

                  "EBITDA" shall mean, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion and amortization, minus all non cash income added to Consolidated Net Income in such period.

                  "Effective Date" shall have the meaning assigned such term in
Section 12.17.

                  "Environmental Laws" shall mean any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the


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         Superfund Amendments and Reauthorization Act of 1986, as amended, the
         Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of the Borrower or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

                  "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

                  "ERISA Event" shall mean (i) a "Reportable Event" described in
         Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                  "Eurodollar Loans" shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of "Fixed Eurodollar Rate".

                  "Event of Default" shall have the meaning assigned such term in Section 10.01.

                  "Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators', vendors',


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         carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or statutory landlord's liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribu tion lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (v) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (vi) Liens permitted by the Security Instruments.

                  "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

                  "Fee Letter" shall mean that certain letter agreement from the Agent to the Borrower dated of even date with this Agreement concerning certain fees in connection with this Agreement and any agreements or instruments executed in connection therewith, as the same may be amended or replaced from time to time.

                  "Financial Statements" shall mean the financial statement or statements of the Borrower and the Founding Companies described or referred to in Section 7.02.

                  "Fixed Eurodollar Rate" shall mean, for any Interest Period for each Eurodollar Loan, an interest rate per annum equal to the rate of interest per annum reported, on the date two Business Days prior to the first day of such Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Interest Settlement Rates) provided by Telerate Systems Incorporated (or if such Page shall


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         cease to be publicly available, as reported by Reuters or any other publicly available source of similar market data selected by the Agent) as the London Interbank Offered Rate for U.S. Dollar deposits having a term comparable to such Interest Period.

                  "Fixed Rate" shall mean, with respect to any Eurodollar Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient of (i) the Fixed Eurodollar Rate for such Loan for the Interest Period for such Loan divided by (ii) 1 minus the Reserve Requirement for such Loan for such Interest Period.

                  "Founding Companies" shall mean Woodson Construction Company (together with three affiliated companies, ___________, __________ and _______________), CSI Hydrostatic Testers, Inc. (together with its subsidiary and affiliate _______________ and ______________), HBH, Inc.
         and The Red Fox Companies of New Iberia, Inc.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                  "Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower, its Subsidiaries or any of their Property or the Agent, any Lender or any Applicable Lending Office.

                  "Governmental Requirement" shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

                  "Guarantor" shall mean each Subsidiary now or hereafter executing a Guaranty Agreement.

                  "Guaranty Agreement" shall mean each guaranty agreement, in form and substance reasonably satisfactory to the Agent, now or hereafter executed by a Subsidiary in favor of the Agent and the Lenders, as the same may be amended or modified from time to time.



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                  "Hedging Agreements" shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

                  "Highest Lawful Rate" shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

                  "Indebtedness" shall mean any and all amounts owing or to be owing by the Borrower to the Agent and/or Lenders in connection with the Loan Documents now or hereafter arising between the Borrower and any Lender and permitted by the terms of this Agreement and all renewals, extensions and/or rearrangements of any of the above.

                  "Indemnified Parties" shall have the meaning assigned such term in Section 12.03(b).

                  "Indemnity Matters" shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

                  "Initial Funding" shall mean the funding of the initial Loans pursuant to Section 6.01 hereof.

                  "Intercreditor and Subordination Agreement" shall mean that certain Intercreditor and Subordination Agreement of even date herewith between the Borrower, the Agent, the Lenders, the agent under the Senior Revolving Credit Agreement and the lenders under the Senior Revolving Credit Agreement, as such agreement may be amended or modified from time to time.

                  "Interest Period" shall mean, with respect to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.02 (or such longer period as may be requested by the Borrower and agreed to by the Majority Lenders), except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day


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         in the appropriate subsequent calendar month) shall end on the last
         Business Day of the appropriate subsequent calendar month.

                  Notwithstanding the foregoing: (i) no Interest Period may commence before and end after the Termination Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.

                  "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

                  "Loan Documents" shall mean this Agreement, the Notes and the Security Instruments.

                  "Loans" shall mean the loans as provided for by Section
         2.01(a).

                  "Majority Lenders" shall mean, at any time while no Loans are outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitments and, at any time while Loans are outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.06(c)).

                  "Material Adverse Effect" shall mean any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Borrower and any of its Subsidiaries or from the facts represented or warranted in any Loan Document or (ii) the ability of the Borrower and any of its Subsidiaries to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis.



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                  "Maximum Credit Amount" shall mean, as to each Lender, the amount set forth opposite such Lender's name on Annex I under the caption "Maximum Credit Amounts" (as the same may be reduced pursuant to Section 2.03(c) hereof pro rata to each Lender based on its Percentage Share) as modified from time to time to reflect any assignments permitted by Section 12.06(b).

                  "Mortgaged Property" shall mean the Property owned by the Borrower and which is subject to the Liens existing and to exist under the terms of the Security Instruments.

                  "Multiemployer Plan" shall mean a Plan defined as such in
         Section 3(37) or 4001(a)(3) of ERISA.

                  "Notes" shall mean the Notes provided for by Section 2.06, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof.

                  "Other Taxes" shall have the meaning assigned such term in
         Section 4.06(b).

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

                  "Percentage Share" shall mean the percentage of the Aggregate Commitments to be provided by a Lender under this Agreement as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by Section 12.06(b).

                  "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

                  "Plan" shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate.

                  "Post-Default Rate" shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement or any Note, a rate per annum during the period commencing on the date of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to 3% per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate provided that, for a Eurodollar Loan, the "Post-Default Rate" for such principal shall be, for the period commencing on the date of the Event of Default and ending on the earlier to occur of the last day of the Interest Period therefor or the date all Events of Default are cured or waived, 3% per annum above the interest rate for such Loan as provided in Section 3.02(ii), but in no event to exceed the Highest Lawful Rate.

                  "Prime Rate" shall mean the rate of interest from time to time announced publicly by The Chase Manhattan Bank at the principal office in New York, New York as its prime commercial lending rate. Such rate is set by the Agent as a general reference rate of interest, taking into account such factors as the Agent may deem appropriate, it being understood that many of the Agent's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

                  "Principal Office" shall mean the principal office of the Agent, presently located at 1400 Smith Street, Houston, Texas 77002 or such other location as designated by the Agent from time to time.

                  "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "Quarterly Dates" shall mean the last day of each March, June, September, and October, in each year, the first of which shall be December 12, 1997; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

                  "Registration Statement" shall mean that certain Registration Statement of the Borrower on Form S-1 filed with the SEC on August 29, 1997, as amended on October 8, 1997.

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

                  "Regulatory Change" shall mean, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

                  "Required Payment" shall have the meaning assigned such term in Section 4.04.

                  "Reserve Requirement" shall mean, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Fixed Eurodollar Rate for Eurodollar Loans is to be determined as provided in the definition of "Fixed Eurodollar Rate" or (ii) any category of extensions of credit or other assets which include a Eurodollar Loan.

                  "Responsible Officer" shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term "Responsible Officer" shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

                  "SEC" shall mean the Securities and Exchange Commission or any successor Governmental Authority.

                  "Security Instruments" shall mean, the Fee Letter, the agreements or instruments described or referred to in Exhibit E, the Intercreditor and Subordination Agreement and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Notes, this Agreement, as such agreements may be amended, supplemented or restated from time to time.

                  "Special Entity" shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which the Borrower or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to "control" such second Person (e.g. a sole general partner controls a limited partnership).

                  "Senior Credit Agreement" shall mean that certain Senior Credit Agreement of even date herewith between the Borrower and Joint Energy Development Investments, Limited Partnership providing for loans up to but not to exceed $60,000,000.

                  "Senior Debt" shall mean indebtedness of the Borrower not to exceed a principal amount of $60,000,000 under and pursuant to the terms of the Senior Credit Agreement.

                  "Senior Liens" shall mean Liens on assets of the Borrower and/or its Subsidiaries securing the Senior Debt which are expressly first and superior to the Liens securing the Indebtedness.

                  "Subsidiary" shall mean (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries, (ii) any Special Entity and (iii) each Founding Company prior to the date it becomes a Subsidiary. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Borrower.

                  "Taxes" shall have the meaning assigned such term in Section 4.06(a).

                  "Termination Date" shall mean, unless the Commitments are sooner terminated pursuant to Section 10.02 hereof, one day after the Termination Date defined in the Senior Credit Agreement.

                  "Total Capitalization" shall mean Debt of the Borrower plus the net worth of the Borrower determined in accordance with GAAP.

                  "Type" shall mean, with respect to any Loan, a Base Rate Loan or a Eurodollar Loan.

                  "Warrants" shall mean ______________________________.

                  "Wholly-Owned Subsidiary" shall mean, as to the Borrower, any Subsidiary of which all of the outstanding shares of stock having by the terms thereof ordinary voting power to elect the board of directors of such corporation, other than directors' qualifying shares, are owned or controlled by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

                  Section 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Borrower referred to in Section 7.02 (except for changes concurred with by the Borrower's independent public accountants).

                                   ARTICLE II

                                   COMMITMENTS

                  Section 2.01  Loans.

                  (a) Loans. Each Lender severally agrees, on the terms of this Agreement, to make Loans to the Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Lender becomes a party to this Agreement as provided in Section 12.06(b), to but excluding, the Termination Date in an aggregate principal amount up to but not exceeding the amount of such Lender's Commitment as then in effect; provided, however, that the aggregate principal amount of all such Loans by all Lenders hereunder at any one time outstanding shall not exceed the Aggregate Commitments. Subject to the terms of this Agreement, during the period from the Closing Date to but excluding, the Termination Date, the Borrower may borrow and repay, but may not reborrow the amount described in this Section 2.01(a).

                  (b) Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, at the option of the Borrower, the Loans may be Base Rate Loans or Eurodollar Loans; provided that, without the prior written consent of the Majority Lenders, no more than five (5) Eurodollar Loans may be outstanding at any time to any Lender.

                  Section 2.02  Borrowings, Continuations and Conversions.

                  (a) Borrowings. The Borrower shall give the Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify the aggregate amount of such borrowing, the Type and the date (which shall be a Business Day) of the Loans to be borrowed and (in the case of Eurodollar Loans) the duration of the Interest Period therefor.

                  (b) Minimum Amounts. All Base Rate Loan borrowings shall be in amounts of at least $1,000,000 or the remaining balance of the Aggregate Commitments, if less, or any whole multiple of $1,000,000 in excess thereof, and all Eurodollar Loans shall be in amounts of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof.

                  (c) Notices. All borrowings, continuations and conversions shall require advance written notice to the Agent (which shall promptly notify the Lenders) in the form of Exhibit B hereto (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Agent not later than 11:00 a.m. Houston, Texas time at least one Business Day prior to the date of each Base Rate Loan borrowing and three Business Days prior to the date of each Eurodollar Loan borrowing, continuation or conversion. Without in any way limiting the Borrower's obligation to confirm in writing any telephonic notice, the Agent may act without liability upon the basis of telephonic notice believed by the Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Agent.

                  (d) Continuation Options. Subject to the provisions made in this Section 2.02(d), the Borrower may elect to continue all or any part of any Eurodollar Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to the Agent (which shall promptly notify the Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to convert such Eurodollar Loan to a Base Rate Loan pursuant to
         Section 2.02(e). All or any part of any Eurodollar Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, each Eurodollar Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

                  (e) Conversion Options. The Borrower may elect to convert all or any part of any Eurodollar Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to the Agent (which shall promptly notify the Lenders) of such election. Subject to the provisions made in this Section 2.02(e), the Borrower may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a Eurodollar Loan by giving advance notice as provided in Section 2.02(c) to the Agent (which shall promptly notify the Lenders) of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any Base Rate Loan into a Eurodollar Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, no Base Rate Loan may be converted into a Eurodollar Loan.

                  (f) Advances. Not later than 11:00 a.m. Houston, Texas time on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to the Agent, to an account which the Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower and maintained at the Principal Office.

                  Section 2.03  Changes of Commitments.

                  (a) The Aggregate Commitments shall at all times be equal to the lesser of (i) the Aggregate Maximum Credit Amounts after adjustments resulting from reductions pursuant to Section 2.03(c) hereof or (ii) the Available Amount as determined from time to time.

                  (b) The Available Amount as of the Effective Date shall be $10,000,000. From time to time the Borrower may request an increase in the Available Amount by written notice to the Agent whereupon the Agent will notify the Lenders of such request. Any such increase shall require the consent of all the Lenders, which consent shall be within their sole and absolute discretion. If all the Lenders have not given their consent to the requested increase within ten (10) Business Days of the Agent's receipt of such request, such request shall be deemed denied. In no event shall the aggregate of any such increases exceed the Discretionary Amount.

                  Section 2.04  Fees.

                  (a) The Borrower shall pay to the Agent for the account of each Lender a commitment fee on the daily average unused amount of the Aggregate Commitments for the period from and including the Closing Date up to but excluding the Termination Date at a rate per annum equal to one half of one percent (.5%). Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the Termination Date.

                  (b) The Borrower shall pay to the Agent for its account such other fees as are set forth in the Fee Letter on the dates specified therein to the extent not paid prior to the Closing Date.


                  [(c)     Duration Fee - to come]

                  Section 2.05 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

                  Section 2.06 Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A hereto, dated (i) the Closing Date or (ii) the effective date of an Assignment pursuant to Section 12.06(b), payable to the order of such Lender in a principal amount equal to its Aggregate Commitment as in effect and otherwise duly completed and such substitute Notes as required by Section 12.06(b). The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Notes, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Notes or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

                  Section 2.07  Prepayments.

                  (a) Subject to the Intercreditor and Subordination Agreement, the Borrower may prepay the Base Rate Loans upon not less than one (1) Business Day's prior notice to the Agent (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $1,000,000 or the remaining aggregate principal balance outstanding on the Notes) and shall be irrevocable and effective only upon receipt by the Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. The Borrower may prepay Eurodollar Loans on the same condition as for Base Rate Loans and in addition such prepayments of Eurodollar Loans shall be subject to the terms of Section 5.05 and shall be in an amount equal to all of the Eurodollar Loans for the Interest Period prepaid.

                  (b) The Borrower's receipt of all net cash proceeds from the issuance of any equity (subsequent to the Borrower's initial public offering), the placement of any public or private debt instruments or any other borrowing in excess of $____________ shall be used to prepay all amounts outstanding under the Aggregate Commitments.

                  [(c) Commencing with the fiscal quarter ending March 31, 1998, if the Debt to EBITDA Coverage Ratio defined in Section 9.15 is greater than 2.5 to 1.0, then the Borrower shall within ten (10) days of receipt of written notice thereof prepay the Loans in an aggregate principal amount necessary to bring the ratio back to 2.5 to 1.0.]

                  (d) Prepayments permitted or required under this Section 2.07 shall be without premium or penalty, except as required under Section
         5.05 for prepayment of Eurodollar Loans. Any prepayments on the Loans may be reborrowed subject to the then effective Aggregate Commitments.

                  Section 2.08 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

                                   ARTICLE III

                       PAYMENTS OF PRINCIPAL AND INTEREST

                  Section 3.01 Repayment of Loans. The Borrower will pay to the Agent, for the account of each Lender, the principal payments required by this
Section 3.01. On the Termination Date the Borrower shall repay the outstanding aggregate principal and accrued and unpaid interest under the Notes. All payments hereunder are subject to the terms and provisions of the Intercreditor and Subordination Agreement.

                  Section 3.02 Interest. The Borrower will pay to the Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to but excluding the date such Loan shall be paid in full, at the following rates per annum:

                  (i) if such a Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate; and

                  (ii) if such a Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Fixed Rate for such Loan plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate.

Notwithstanding the foregoing, the Borrower will pay to the Agent, for the account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.

         Accrued interest on Base Rate Loans shall be payable on each Quarterly Date commencing on December 31, 1997, and accrued interest on each Eurodollar Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Eurodollar Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted).

         Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Lenders to which such interest is payable and the Borrower thereof. Each determination by the Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.


                                   ARTICLE IV

                PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

                  Section 4.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents shall be made in Dollars, in immediately available funds, to the Agent at such account as the Agent shall specify by notice to the Borrower from time to time, not later than 11:00 a.m. New York time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. Each payment received by the Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as provided in clause (ii) of the definition of "Interest Period", if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to the Agent of any principal of or interest on any borrowing, the Borrower shall notify the Agent of the Loans to which such payment shall apply. In the absence of such notice the Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.

                  Section 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein each Lender agrees that: (i) each borrowing from the Lenders under Section 2.01 and each continuation and conversion under Section
2.02 shall be made from the Lenders pro rata in accordance with their Percentage Share, each payment of commitment fee or other fees under Section 2.04(a) shall be made for account of the Lenders pro rata in accordance with their Percentage Share, and each termination or reduction of the amount of the Aggregate Maximum Credit Amounts under Section 2.03(c) shall be applied to the Commitment of each Lender, pro rata according to the amounts of its respective Commitment; (ii) each payment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders; and (iii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders.

                  Section 4.03 Computations. Interest on Eurodollar Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

                  Section 4.04 Non-receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Agent (in the case of a Lender) of the proceeds of a Loan to be made by it hereunder or (in the case of the Borrower) a payment to the Agent for account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until but excluding the date the Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate, and for the Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin.

                  Section 4.05  Set-off; Sharing of Payments, Etc.

                  (a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with the Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower or any Subsidiary at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

                  (b) If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Borrower under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly
         (i) notify the Agent and each other Lender thereof and (ii) purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

                  Section 4.06  Taxes.

                  (a) Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) of which the Agent or such Lender, as the case may be, is a citizen or resident or in which such Lender has an Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof) in which the Agent or such Lender is organized, or (iii) any jurisdiction (or political subdivision thereof) in which such Lender or the Agent is presently doing business in which taxes are imposed solely as a result of doing business in such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders or the Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

                  (b) Other Taxes. In addition, to the fullest extent permitted by applicable law, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment or any Security Instrument (hereinafter referred to as "Other Taxes").

                  (c) INDEMNIFICATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER WILL INDEMNIFY EACH LENDER AND THE AGENT FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, BUT NOT LIMITED TO, ANY TAXES OR OTHER TAXES IMPOSED BY ANY GOVERNMENTAL AUTHORITY ON AMOUNTS PAYABLE UNDER THIS SECTION 4.06) PAID BY SUCH LENDER OR THE AGENT (ON THEIR BEHALF OR ON BEHALF OF ANY LENDER), AS THE CASE MAY BE, AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED UNLESS THE PAYMENT OF SUCH TAXES WAS NOT CORRECTLY OR LEGALLY ASSERTED AND SUCH LENDER'S PAYMENT OF SUCH TAXES OR OTHER TAXES WAS THE RESULT OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. ANY PAYMENT PURSUANT TO SUCH INDEMNIFICATION SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE DATE ANY LENDER OR THE AGENT, AS THE CASE MAY BE, MAKES WRITTEN DEMAND THEREFOR. IF ANY LENDER OR THE AGENT RECEIVES A REFUND OR CREDIT IN RESPECT OF ANY TAXES OR OTHER TAXES FOR WHICH SUCH LENDER OR THE AGENT HAS RECEIVED PAYMENT FROM THE BORROWER IT SHALL PROMPTLY NOTIFY THE BORROWER OF SUCH REFUND OR CREDIT AND SHALL, IF NO DEFAULT HAS OCCURRED AND IS CONTINUING, WITHIN THIRTY (30) DAYS AFTER RECEIPT OF A REQUEST BY THE BORROWER (OR PROMPTLY UPON RECEIPT, IF THE BORROWER HAS REQUESTED APPLICATION FOR SUCH REFUND OR CREDIT PURSUANT HERETO), PAY AN AMOUNT EQUAL TO SUCH REFUND OR CREDIT TO THE BORROWER WITHOUT INTEREST (BUT WITH ANY INTEREST SO REFUNDED OR CREDITED), PROVIDED THAT THE BORROWER, UPON THE REQUEST OF SUCH LENDER OR THE AGENT, AGREES TO RETURN SUCH REFUND OR CREDIT (PLUS PENALTIES, INTEREST OR OTHER CHARGES) TO SUCH LENDER OR THE AGENT IN THE EVENT SUCH LENDER OR THE AGENT IS REQUIRED TO REPAY SUCH REFUND OR CREDIT.


                                    ARTICLE V

                                CAPITAL ADEQUACY

                  Section 5.01  Additional Costs.

                  (a) Eurodollar Regulations, etc. The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which it determines are attributable to its making or maintaining of any Eurodollar Loans hereunder or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Eurodollar Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any Note in respect of any of such Eurodollar Loans (other than taxes imposed on the overall net income of such Lender or of its Applicable Lending Office for any of such Eurodollar Loans by the jurisdiction in which such Lender has its principal office or Applicable Lending Office); or
         (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements (other than the Reserve Requirement utilized in the determination of the Fixed Rate for such
         Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Lender (including any of such Eurodollar Loans or any deposits referred to in the definition of "Fixed Eurodollar Rate" in Section 1.02 hereof), or the Commitment or Loans of such Lender or the Eurodollar interbank market; or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or such Lender's Commitment or Loans. Each Lender will notify the Agent and the Borrower of any event occurring after the Closing Date which will entitle such Lender to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States. If any Lender requests compensation from the Borrower under this Section 5.01(a), the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make additional Loans of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

                  (b) Regulatory Change. Without limiting the effect of the provisions of Section 5.01(a), in the event that, by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting such Lender, the Eurodollar interbank market or such Lender's position in such market, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Borrower, the obligation of such Lender to make additional Eurodollar Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

                  (c) Capital Adequacy. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to any Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company (or any Applicable Lending Office), pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of its Commitment, its Notes or its Loans, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company (or any Applicable Lending Office) to a level below that which such Lender or its parent or holding company (or any Applicable Lending Office) could have achieved but for such Governmental Requirement. Such Lender will notify the Borrower that it is entitled to compensation pursuant to this
         Section 5.01(c) as promptly as practicable after it determines to request such compensation.

                  (d) Compensation Procedure. Any Lender notifying the Borrower of the incurrence of additional costs under this Section 5.01 shall in such notice to the Borrower and the Agent set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by each Lender for purposes of this
         Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(a) or (b), or of the effect of capital maintained pursuant to
         Section 5.01(c), on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this
         Section 5.01 shall be paid by the Borrower within thirty (30) days of the receipt by the Borrower of the notice described in this Section 5.01(d).

                  Section 5.02 Limitation on Eurodollar Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Fixed Eurodollar Rate for any Interest Period:

                  (i) the Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of "Fixed Eurodollar Rate" in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

                  (ii) the Agent determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of "Fixed Eurodollar Rate" in Section
         1.02 upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not sufficient to adequately cover the cost to the Lenders of making or maintaining Eurodollar Loans;

then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans.

                  Section 5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 shall be applicable).

                  Section 5.04 Base Rate Loans Pursuant to Sections 5.01, 5.02 and 5.03. If the obligation of any Lender to make Eurodollar Loans shall be suspended pursuant to Sections 5.01, 5.02 or 5.03 ("Affected Loans"), all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.01(b) or Section 5.03 has occurred and such Lender so requests by notice to the Borrower, all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans.

                  Section 5.05 Compensation. The Borrower shall pay to each Lender within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any loss, cost, expense or liability which such Lender determines are attributable to:

                  (i) any payment, prepayment or conversion of a Eurodollar Loan properly made by such Lender or the Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.02) on a date other than the last day of the Interest Period for such Loan; or

                  (ii) any failure by the Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow, continue or convert a Eurodollar Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(c).

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  Section 6.01  Initial Funding.

                  The obligation of the Lenders to make the Initial Funding is subject to the receipt by the Agent and the Lenders of all fees payable pursuant to Section 2.04 on or before the Closing Date and the receipt by the Agent of the following documents and satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to the Agent in form and substance:

                  (a) A certificate of the Secretary or an Assistant Secretary of the Borrower and of each Subsidiary setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower and of each Subsidiary to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower and of each Subsidiary (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower and of each Subsidiary, certified as being true and complete. The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary.

                  (b) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and of each Subsidiary.

                  (c) A compliance certificate which shall be substantially in the form of Exhibit C, duly and properly executed by a Responsible Officer and dated as of the Closing Date.

                  (d) The Notes, duly completed and executed.

                  (e) The Security Instruments, including those described on Exhibit E, duly completed and executed in sufficient number of counterparts for recording, if necessary.

                  (f) The opinions of the following special counsel to the Borrower and each Guarantor, each in form and substance satisfactory to the Agent:

                           (i)      Chamberlain, Hrdlicka, White, Williams &
                                    Martin
                           (ii)     [New York counsel]
                           (iii)    [Louisiana counsel]

                           (iv)     [Panamanian counsel]

                  (g) A certificate of insurance coverage of the Borrower and of each Subsidiary evidencing that the Borrower and each Subsidiary is carrying insurance in accordance with Section 7.19 hereof.

                  (h) Completion, satisfactory to the Agent, of due diligence of the Borrower and the Founding Companies, which shall include, without limitation, the status of title to the Borrower's and each Subsidiary's Properties.

                  (i) The Agent shall be satisfied with the environmental condition of the Founding Companies' Properties.

                  (j) Completion of an initial public offering by the Borrower of its common stock pursuant to the Registration Statement which results in no less than $75,000,000 gross cash proceeds to the Borrower.

                  (k) Listing of the common stock of the Borrower on the NASDAQ NMS or any exchange acceptable to the Agent.

                  (l) Completion of the Borrower's acquisition of Founding Companies as contemplated in the Registration Statement.

                  (m)      [Warrants]

                  (n) The Agent shall have been furnished with appropriate UCC search certificates reflecting the filing of all financing statements required to perfect the security interests granted by the Security Instruments and reflecting no prior liens or security interests other than the Senior Liens.

                  (o) The Agent shall have been furnished evidence of proper perfection of each mortgage on a documented vessel and that such mortgage is subject only to the Senior Liens.

                  (p) The Agent shall have been furnished title policies regarding real property.

                  (q) Senior Debt in the principal amount of $40,000,000 shall be simultaneously funded pursuant to the Senior Credit Agreement.

                  (r) Such other documents as the Agent or any Lender or special counsel to the Agent may reasonably request.

                  Section 6.02 Initial and Subsequent Loans. The obligation of the Lenders to make Loans to the Borrower upon the occasion of each borrowing hereunder (including the Initial Funding) is subject to the further conditions precedent that, as of the date of such Loans and after giving effect thereto:
(i) no Default shall have occurred and be continuing; (ii) no Material Adverse Effect shall have occurred; and (iii) the representations and warranties made by the Borrower in

Article VII and in the Security Instruments shall be true on and as of the date of the making of such Loans with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders may expressly consent in writing to the contrary. Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of and immediately following such borrowing as of the date thereof).


                        ARTICLE VII THROUGH ARTICLE XII TO BE SAME AS IN THE SENIOR CREDIT AGREEMENT EXCEPT SECTION 10.01(B) WHICH WILL BE MODIFIED AS ATTACHED

                                    ARTICLE X

                           EVENTS OF DEFAULT; REMEDIES

                  Section 10.01 Events of Default. One or more of the following events shall constitute an "Event of Default":

                  (a) the Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan or any fees or other amount payable by it hereunder or under any Security Instrument and such default, other than a default of a payment or prepayment of principal (which shall have no cure period), shall continue unremedied for a period of 3 Business Days; or

                  (b) the Borrower or any Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $250,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt (other than the Senior Credit Agreement and the loan documents executed in connection therewith) shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

                  (c) any representation, warranty or certification made or deemed made herein or in any Security Instrument by the Borrower or any Subsidiary, or any certificate furnished to any Lender or the Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

                  (d) the Borrower shall default in the performance of any of its obligations under Article IX or any other Article of this Agreement other than under Article VIII; or the Borrower shall default in the performance of any of its obligations under Article VIII or any Security Instrument (other than the payment of amounts due which shall be governed by Section 10.01(a)) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to the Borrower by the Agent or any Lender (through the Agent), or (ii) the Borrower otherwise becoming aware of such default; or

                  (e) the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

                  (f) the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts,

         (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or